[ROPES & GRAY LLP - Letterhead]

June 27, 2008

Kohlberg Capital Corporation
295 Madison Avenue, 6th Floor
New York, NY 10017

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, for the registration of 2,000,000 shares of Common Stock, par value $0.01 per share (the “Shares”), of Kohlberg Capital Corporation, a Delaware corporation (the “Company”). The Shares are issuable under the Company’s Amended and Restated 2006 Equity Incentive Plan (the “Plan”).

We are familiar with the actions taken by the Company in connection with the adoption of the Plan. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the applicable provisions of the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that, when the Shares have been issued and sold and consideration received therefor by the Company in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission. It is understood that this opinion is to be used only in connection with the offer and sale of Shares while the Registration Statement is in effect.

Very truly yours,

/S/ ROPES & GRAY LLP
Ropes & Gray LLP